Exhibit 99.1

For Immediate Release

Contact:

Fuse Medical, Inc.

Attention: Devon Morgan, Investor Relations Analyst

1565 North Central Expressway, Suite 220

Richardson, Texas 75080

Office (469) 862-3030

Facsimile (469) 862-3035

info@Fusemedical.com

FUSE MEDICAL, INC.

OTC Markets Lists Securities of Fuse Medical, Inc. as Exempt from Penny Stock Designation

RICHARDSON, TX, March 14, 2019 /Businesswire/ — Fuse Medical, Inc., (OTC PINK: FZMD), (“Fuse” or the “Company”), announced that OTC Markets has identified Fuse as “Penny Stock Exempt,” meaning that shares of Fuse’s common stock, par value $0.01 per share (the “Common Stock”), is no longer a “Penny Stock” as defined in Rule 3a51-1, promulgated under the Securities Exchange Act of 1934, as amended.

To qualify as “Penny Stock Exempt” on the OTC Markets, an issuer must satisfy one of the following requirements: (i) the issuer’s securities have a minimum price greater than $5 per share; (ii) the issuer has average revenues of at least $6 million for the last three (3) years; or (iii) the issuer has net tangible assets exceeding $2 million, if the issuer has been in continuous operations for at least three (3) years or $5 million if less than three (3) years.

“We are very pleased that OTC Markets has identified our Common Stock as exempt from the Penny Stock designation on the OTC Pink markets,” Christopher C. Reeg, Chief Executive Officer of Fuse, said. “With this exemption, national broker/dealers may freely recommend our Common Stock to their clients. We anticipate that this news may generate greater interest in our Company.”

About Fuse Medical, Inc.

Fuse is a national distributor of medical devices, providing a broad portfolio of internal and external fixation products; upper and lower extremity plating and total joint reconstruction; soft tissue fixation and augmentation for sports medicine procedures; full spinal implants for trauma, degenerative disc disease, and deformity indications, (collectively, “Orthopedic Implants”) and a wide array of osteo-biologics, regenerative tissues, and amniotic tissue, which include human allografts, substitute bone materials and tendons, and regenerative tissues and fluids (“Biologics”). The Company’s broad portfolio of Orthopedic Implants and Biologics provide high-quality products to assist surgeons with positive patient outcomes and cost-effective solutions for its customers. For more information about Fuse, please visit:www.fusemedical.com.

For Immediate Release

Forward Looking Statements

Certain statements in this press release, including those related to an anticipated purchase of all of the outstanding membership units and plans for the consolidated company, constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend,” or similar expressions or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based only on information available to the Company as of the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the Company’s filings with the Securities and Exchange Commission; the failure of the Company to close the transaction; and integration issues with the consolidated company. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events, or otherwise, except as required by law.

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